Exhibit 23.2

Consent of Independent Valuation Firm

We hereby consent to the references to Houlihan Smith & Company, Inc. (“Houlihan”) and to our valuation report dated December 31, 2009 relating to the estimation of fair value of certain auction rate securities held by MasTec, Inc. (the “Company”) as of December 31, 2009, including the use of information contained within our Report in the Company’s Form 10-K for the year ended December 31, 2009 and to the incorporation by reference of such information from the Company’s Form 10-K for the fiscal year ended December 31, 2009 in the Registration Statements (Form S-8 Nos. 333-139996, 333-112010, 333-105781, 333-105516, 333-38932, 333-77823, 333-47003, 333-38940 and 333-30647 and Form S-3 Nos. 333-158502, 333-142083, 333-133252, 333-46067).

/s/ Houlihan Smith & Company, Inc.

Houlihan Smith & Company, Inc.

February 22, 2010